UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: April 30, 2009 Estimated average burden hours per response. . 5.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 2, 2008

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan		48304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(248) 631-5400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 2, 2008, TriMas Corporation (“TriMas”) announced that A. Mark Zeffiro is joining TriMas as its Chief Financial Officer beginning June 2, 2008.

Mr. Zeffiro, 42, has served as Vice President, Finance, Global Consumer Products Group of Black & Decker Corporation, the nation’s leading manufacturer of power tools and accessories, since November 2004. From June 2003 through November 2004, he served as Chief Financial Officer of First Quality Enterprises, a privately held manufacturer of consumer products distributed through health care management and retail channels. Prior to then, Mr. Zeffiro was employed at General Electric Company, a diversified industrial company, from 1988 through June 2003 and served as the Chief Financial Officer, GE Medical Systems, Americas and Global Equipment, the medical imaging manufacturing division of GE, from June 2001 through June 2003. Mr. Zeffiro holds a B.S. in quantitative analysis from Bentley College.

A copy of the offer letter agreement (the “Letter Agreement”) with Mr. Zeffiro providing the compensation and related benefits to Mr. Zeffiro during his employment with TriMas is attached hereto as Exhibit 10.1.  Mr. Zeffiro also will be eligible to receive the benefits of the TriMas Executive Severance / Change of Control Policy, a copy of which was filed with the Commission on November 22, 2006.

In connection with Mr. Zeffiro’s employment, TriMas intends to enter into a written indemnification agreement with Mr. Zeffiro in the form of TriMas’ standard indemnification agreement for officers and directors.

A copy of the press release announcing the hiring of Mr. Zeffiro is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.  The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Letter Agreement dated April 28, 2008.

99.1	Press Release dated June 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	June 2, 2008	By:	/s/ Joshua A. Sherbin
		Name:	Joshua A. Sherbin
		Title:	General Counsel and Secretary